FIRST AMENDMENT

                              PURCHASE AGREEMENT



      This first amendment to the Purchase Agreement dated August
19, 1995, by and between C&L Acquisitions Corporation, a Nevada corporation ("Acquisition"), Henry Mutz, Chris O'Connor and Ken
Hurst (together collectively referred to as the "Shareholders") who together are all of the Shareholders of Valley Communications, Incorporated, a California corporation ("VCI").
                              W I T N E S S E T H
      WHEREAS, the above named Parties entered into a Purchase Agreement on the 14th day of August 1995, and
      WHEREAS, the Parties wish to amend said Purchase Agreement as hereinafter described,
      NOW THEREFORE, it is agreed as follows:
A. Section 1.2(iv) of the Purchase Agreement is hereby amended in its entirety to read as follows:
            (iv) Pretax Operating Profits. Pretax Operating Profits are earnings before taxes and Operating Interest, and before extraordinary gains or losses for the year or period involved, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with those accounting methods used in the preparation of the Closing Financial Statement

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            under section 6.7 hereof.  Management fees charged to VCI
            by Acquisition or its affiliates in any fiscal year shall be $100,000 which shall include, but is not limited to, tax preparation, internal audits, year-end audit, participation as necessary in union negotiations, financial assistance in negotiation with lenders for an appropriate line of credit, board meetings and acquisition assistance for VCI; provided that such management fee shall be prorated for the partial fiscal year from the date of closing through the end of such year. Items of expense incurred by VCI as a direct result of this acquisition shall not reduce Pre-Tax Operating Profit. Interest on Sub-Debt (as defined in 1.4(a) herein) shall be a charge in determining Pretax Operating Profits. Interest, other than Sub-Debt interest ("Operating Interest"), in excess of 1% of
            annual sales shall also be a charge in determining Pretax Operating Profits. (See example in Exhibit 1.2(iv) attached.
B. Section 1.4(a) of the Purchase Agreement is hereby amended in its entirety to read as follows:
            (a)  Any shareholder or combination of shareholders of
            VCI owning 10% or more of the common stock of VCI shall have the right to require VCI to pay quarterly dividends in the amount of the lesser of $1,300,000 (prorated for
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            any period less than one fiscal year) or the After-Tax
            Operating Profit of VCI for such period, provided that such dividend payment (i) does not reduce the net worth of VCI below One Million-Four Hundred Thousand Dollars ($1,400,000), (ii) does not render VCI insolvent or otherwise impair its capital, (iii) does not violate any agreement with creditors of VCI, and (iv) is not in contravention of otherwise applicable laws. VCI may sell subordinated notes (Sub-Debt) in amounts not to exceed the amount of dividends paid by VCI after the date of Closing; such Sub-Debt shall be due in five years and bearing interest at 25% per annum with interest payments due quarterly. Such Sub-Debt shall be offered to all shareholders in proportion to their percentage ownership of the common stock of VCI, provided that if any shareholder declines to purchase any such note, the note shall be offered to all shareholders who did purchase notes in proportion to their relative holdings of common stock of VCI.
C.    Article II(c) of the Stockholders Agreement is hereby amended in its entirety to read as follows:
            (c) A trust (including a Trust Account or an IRA Trust as defined below) created for the benefit of himself, his spouse, his issue and/or the spouses of his issue; or
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D.    The first sentence of Section 1.4(c) of the Purchase Agreement is hereby amended to read as follows:
            (c) In the event that during the term of the Employment Contracts attached hereto as Exhibits 1.4(c)(1),
            1.4(c)(2) and 1.4(c)(3), a Shareholder voluntarily terminates his employment with VCI, or if he is terminated by VCI pursuant to Sub-paragraphs 6(c), 6(d) and 6(e) of the Employment Contract, such Shareholder will be required to sell at VCI's option, such Shareholder's interest in VCI.
E.    Section 1.4(e) of the Purchase Agreement is stricken in its entirety.
F. Section 1.4(f) of the Purchase Agreement shall be amended to change its section number to Section 1.4(e).
G.    Section 4.2(d) of the Purchase Agreement shall be amended to read as follows:
            (d) Acquisition shall have executed a Security Agreement in substantially the form of Exhibit 1.3 representing a pledge of Acquisition's shares of VCI to secure the obligations of Acquisition under the Note referred to in paragraph 1.2(b) hereafter and such Security Agreement shall terminate upon payment of such Note.
H. The last line of Section 6.7 on Page 40 of the Purchase Agreement shall be amended to read as follows:
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            paragraph 2.1(k) herein, provided however that any
            inventory
I.    Section 8.1(b) of the Purchase Agreement shall be amended to read as follows:
            (b) Shareholders shall enter into Employment Agreements with VCI, the form of which is attached hereto as
            Exhibits 1.4(c)(1), 1.4(c)(2) and 1.4(c)(3).
J.    The following shall be added to paragraph 6(3) of the
      Employment Contracts (Exhibits 1.4(c)(1), 1.4(c)(2):
            In the event that there are fewer than three Shareholders remaining at the time of termination of employee's employment, pursuant to paragraph 6(c), 6(d), or 6(e), one such Shareholder, together with all of the directors appointed by acquisition, must agree on such termination.
K.    Section 7.2 of the Shareholders Agreement (Exhibit 1.4) shall be amended to read as follows:
            Pretax Operating Profits. The term "Pretax Operating Profits" as used herein shall mean earnings before taxes and Operating Interest, and before extraordinary gains or losses for the year or period involved, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with those accounting methods used in the preparation of the Closing Financial Statement under section 6.7 hereof. Management fees charged to Company by Acquisition or its affiliates
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            in any fiscal year shall be $100,000 which shall include,
            but is not limited to, tax preparation, internal audits, year-end audit, participation as necessary in union negotiations, financial assistance in negotiation with lenders for an appropriate line of credit, board meetings and acquisition assistance for Company; provided that such management fee shall be prorated for the partial fiscal year (from the date of closing) through the end of such fiscal year. Items of expense incurred by Company as a direct result of this acquisition shall not be included. Interest on Sub-Debt (as defined in 1.4(a) herein) shall be a charge in determining Pretax Operating Profits. Interest, other than Sub-Debt interest ("Operating Interest"), in excess of 1% of annual sales shall also be a charge in determining Pretax Operating Profits. (See example in Exhibit 1.2(iv) attached.
L.    Article XV of the Shareholders Agreement (Exhibit 1.4) shall be amended in its entirety to read as follows:
            Any shareholder or combination of shareholders of Company owning 10% or more of the common stock of Company shall have the right to require Company to pay annual dividends in the amount of the lesser of $1,300,000 (prorated for any period less than one fiscal year) or the After-Tax Operating Profit of Company for such period, provided that such dividend payment (i) does not reduce the net
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            worth of Company below One Million-Four Hundred Thousand
            Dollars ($1,400,000), (ii) does not render Company insolvent or otherwise impair its capital, (iii) does not violate any agreement with creditors of Company, and (iv) is not in contravention of otherwise applicable laws.
M. Article V of the Stockholders Agreement is hereby amended by appending at the end of such Article V the following:
            This Article V shall not affect the right or obligations of any Stockholder to sell shares pursuant to other agreements, including but limited to, any employment agreement between a Stockholder and the Company.
N.    Article VIII of the Stockholders Agreement is hereby amended by deleting therefrom the following clause:
            "...subject to discounts for minority interest,"
O. Article XV of the Stockholders Agreement is hereby amended by deleting Section 15.2 thereof and by redesignating Section
      15.1 as merely Article XV.
P.    Section 18.9 of the Stockholders Agreement is hereby amended by deleting the word "Wisconsin" and inserting in it place the word "California."
Q.    Section 18.14 of the Stockholders Agreement is hereby amended to read as follows:
            Sales by Company. The Company may sell stock in the Company to persons who would not otherwise constitute a Permitted Transferee (as defined in Article II hereof
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            only):
                  (a) upon unanimous approval of the Company's Board of Directors, or
                  (b) as part of an offering of shares of the Company through an underwriter.
      Except as specifically amended above, the Purchase Agreement shall remain unchanged.
      Dated this 20th day of November, 1995.
                                    C&L ACQUISITION CORPORATION
                                    ("Acquisition")
                                    By: \s\ Sydney B. Lilly, Secretary


                                    SHAREHOLDERS

                                    \s\ Henry Mutz


                                    \s\ Chris O'Connor


                                    \s\ Ken Hurst


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